Filed Pursuant to Rule 424(b)(3)

Registration No. 333-208317

PROSPECTUS SUPPLEMENT dated May 15, 2020 to the

PROSPECTUS dated March 20, 2020

2,000,000 Shares

ATMOS ENERGY CORPORATION

AMENDED AND RESTATED DIRECT STOCK PURCHASE PLAN

Common Stock

The telephone number of the plan administrator set forth (i) in the second bullet point under the heading “The Plan” on page 2 of the Prospectus, (ii) in the penultimate paragraph under the heading “4. Who administers the plan?” on page 7 of the Prospectus, and (iii) in the final paragraph under the heading “19. What happens to shares purchased under the plan?” on page 14 of the Prospectus is hereby replaced, in each instance, with the following: “Toll- Free: 800-543-3038; Local/International: 303-558-4099”.

Except as expressly set forth herein, no other changes to the Prospectus are being made by this Prospectus Supplement.